                                                                   EXHIBIT 10.63

                              ALLAN ADVISORS, INC.
                              CONSULTING AGREEMENT


         This Consulting Agreement is entered into at Santa Clara, California, on August 14, 1995, between Allan Advisors, Inc. ("Consultant" or "AAI") and Catalyst Semiconductor, Inc. ("Company").

         1. Consulting Relationship. AAI is a legal consulting firm which has provided Contract Inside CounselSM services to Company since March 1992. Company wishes to engage AAI to provide continuing consulting services to Company as set forth herein.

         2. Duties. Consultant agrees to advise Company as requested by its Chief Executive Officer, including one day per week of on-site services.

         3. Compensation. Company agrees to pay to AAI as compensation for all duties performed by Consultant hereunder, a consulting fee of $5000 per month and an office expense allowance of $1000 per month, both payable in advance on the first day of each month.

         4. Term of Consulting Agreement. This Consulting Agreement shall commence on this date and shall terminate three years from this date; provided, however, that Company may terminate this Agreement on 30 days written notice at any time upon payment of a termination fee of six months of consulting fees and office allowance.

         5. Stock Options. A material part of this Agreement is the stock options to be granted from time to time to Lionel M. Allan for services rendered to Company as its Contract Inside CounselSM, management adviser, and/or outside director. Company agrees that any and all stock options held by Lionel M. Allan shall become immediately fully vested and not subject to forfeiture upon any sale of substantially all of the Company's assets, or a sale of a majority of its shares or any other change of control, or if Company elects to terminate this Agreement prior to three years from this date or in the event of Lionel M. Allan's death. In such event, all options shall remain fully exercisable for three years from the occurrence of said event.

         In witness whereof, the parties have entered into this Agreement at Santa Clara, California on August 14, 1995.


Catalyst Semiconductor, Inc.              Allan Advisors, Inc.



/s/  C. Michael Powell                    /s/ Lionel M. Allan
------------------------------------      ------------------------------------
C. Michael Powell                         Lionel M. Allan
Chairman and Chief Executive Officer      Chairman and Chief Executive Officer